As filed with the Securities and Exchange Commission on December 6, 2007
Registration No. 333-141659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3/A

(PRE-EFFECTIVE AMENDMENT NO. 1) REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)

95-2848021
(I.R.S. Employer Identification Number)

10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James A. Mercer III, Esq.
Duane Morris LLP
101 West Broadway, Suite 900,
San Diego, CA 92101
(619) 744-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box. ☐

____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2007

PROSPECTUS

NITCHES, INC

600,000 Shares of Common Stock

This prospectus relates to up to 600,000 shares of our common stock that may be sold from time to time by the selling stockholder named in this prospectus, or by pledges, donees, transferees or other successors in interest to the selling stockholder, at public or private sales at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The selling stockholder acquired these shares in a private placement transaction. See "Selling Stockholder."

We are not selling any shares in this offering and will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholder.

Our common stock is quoted through the NASDAQ Capital Market under the symbol "NICH." The last reported sale price of our common stock on the NASDAQ Capital Market on December 3, 2007 was $2.15 per share.

You should carefully consider the "Risk Factors" beginning on page 2 of this prospectus before purchasing any of the securities being offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated ________ __, 2007.

____________________

You should rely only on the information contained in this document or the information incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contains "forward-looking" statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995 which reflect our expectations regarding our future growth, results of operations, performance and business prospects and opportunities. Wherever possible, words such as "anticipate," "believe," "plan," "expect" and similar expressions have been used to identify these forward-looking statements. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to risks and uncertainties, including those listed under "Risk Factors," which could cause our actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. Except as otherwise required by federal securities law, we are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

THE COMPANY

Nitches, Inc., "we," "us," "our," or the "Company," is a wholesale importer and distributor of clothing and home décor products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. We distribute clothing primarily in three categories: women's sleepwear and loungewear, women's sportswear and outerwear, and men's casual wear and performance apparel. We market women's sleepwear and loungewear under the following brands: Princesse tam tam®, Derek Rose®, Crabtree & Evelyn®, Disney Couture®, The Anne Lewin® Collection, The Claire Murray® Collection and Gossard®. We market women's sportswear and outerwear under the following brands: Adobe Rose®, Country Tease®, Saguaro® and Southwest Canyon®. We market men's casual wear and performance apparel under the following brands: Nat Nast®, Newport Blue®, Dockers®, The Skins Game®, and ZOIC®. We distribute home décor products under the Bill Blass® and Newport Blue® brands. We sell our branded products to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. We also develop and manufacture private label products for many leading retailers and catalogs.

The apparel market continues to be marked by deflation and modest profit margins in many markets. The consolidation of retail stores among a small number of national chains has given these chains leverage to seek lower pricing and thereby reduce profit margins for suppliers such as us. In recent years, many vertical retailers who design, produce and sell their own product direct to consumers through physical stores, catalogs and the internet have emerged or expanded. We have responded by developing products in categories that we believe are underserved, or where we possess an advantage in sources of supply, design or distribution. We have also sought alliances and acquisitions as a means to increase sales to new and existing customers and improve margins by achieving operational efficiencies across a broader product portfolio.

We have been involved in several business or asset acquisitions since October 2005:

(1) On October 24, 2005, we acquired Designer Intimates, Inc., a New York City based importer and distributor of both branded and private label women's sleepwear, robes, loungewear, swimwear and intimate apparel; men's sleepwear, robes, and loungewear; and infant's and children's sleepwear and robes. The aggregate purchase price for the acquisition was $1,800,000, which we paid to the sellers with 180,000 restricted shares of our common stock at a value of $5.10 per share and 8,820 shares of our Series A preferred stock valued at $100 per share. With the Designer Intimates acquisition, we became a diversified supplier of women's intimate apparel at multiple levels of retail distribution. The purchase added significant revenues, further strengthened our product mix, and added to our portfolio of brands.

(2) On July 1, 2006 we acquired the home décor product line of Taresha LLC. Home décor products include candles, candle holders and other home decorating accessories. We paid $2,730,000 to Taresha in the form of 600,000 shares of our common stock valued at $4.55 per share (based on the average closing price for our common stock for the ten trading days between June 7 and June 20, 2006, inclusive). Home décor products are sold under the Bill Blass® and Newport Blue® brands primarily to the same retailers to which we sell our apparel products. The purchase added new sources of revenue and diversified our product offerings to retailers beyond apparel.

(3) On October 24, 2006, we completed our acquisition of the Saguaro® mark and related trademarks from Impex Inc., a leading manufacturer of branded and non-branded specialty, western and private-label women's apparel. We paid consideration of $3,030,000 to Impex in the form of 600,000 shares of our common stock valued at $4.55 per share (based on the average closing price for our common stock for the ten trading days between June 7 and June 20, 2006, inclusive) and a $300,000 promissory note. Since January 2005, we had been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex. Under this alliance, we recorded the revenue from such sales and remitted royalties and design fees to Impex as part of our operating expenses. As a result of this acquisition, we now incur normal operating expenses for this product line and no longer pay royalties and design fees to Impex.

In addition we recently completed two financing transactions; one during the quarterly period ended May 31, 2007 and one shortly thereafter:

(1) On April 27, 2007, pursuant to the terms of a stock purchase agreement we issued to Sojitz Corporation, a Japanese corporation, 406,137 shares or our common shares for $1.5 million. The number of shares of our common stock issued under the agreement was determined by (i) dividing $1.5 million by $3.88, which was the average of the closing prices of a share of our common stock on the NASDAQ Capital Market for the 10 trading days that immediately preceded the closing date, plus (ii) an additional number of shares determined by multiplying that number of shares calculated in (i) by 5%. Concurrently with the execution of the stock purchase agreement, we entered into a manufacturing agreement with Sojitz pursuant to which Sojitz will manufacture products on our behalf.

(2) On June 21, 2007, we entered into a Securities Purchase Agreement with Birchten Investments, Ltd., an unaffiliated institutional investor, and Granite Financial Group, LLC, an unaffiliated investment bank, for the sale of 12.0% Subordinated Convertible Debentures and Common Stock Purchase Warrants. We refer to this transaction as our June 2007 Private Placement. In this transaction, we issued an aggregate of $3.15 million principal amount of debentures and warrants to purchase up to 577,500 shares of our common stock in exchange for net proceeds of $2.95 million, after deduction of fees and expenses. Interest on the debentures accrues at the rate of 12% per annum and is payable quarterly on February 28, May 31, August 31, and November 30, commencing on August 31, 2007. The debentures are due December 31, 2009. The warrants are exercisable at any time within five years from the date of issuance at an exercise price of $4.12 per share, subject to adjustment, including full-ratchet anti-dilution protection.

This prospectus relates to the resale of up to 600,000 shares of our common stock by Taresha who acquired its shares from us in connection with an acquisition transaction. Under the terms of the Asset Purchase and Sale Agreement entered into between us and Taresha dated July 1, 2006, we acquired substantially all of the assets related to Taresha's Home Décor line of business in exchange for 600,000 shares of our common stock. The selling shareholder identified in this prospectus is the controlling equity owner of Taresha and, accordingly, is the beneficial owner of the shares issued to Taresha. This prospectus relates to the selling stockholder's sale of the shares issued to Taresha. We are not selling any shares in this prospectus and will not receive any proceeds from the sale of the shares offered by the selling shareholder.

Our executive offices are located at 10280 Camino Santa Fe, San Diego, CA 92121. Our telephone number is (858) 625-2633. We maintain a web site at http://www.nitches.com. Nothing contained in our web site should be deemed a part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our common stock could go down. This means you could lose all or a part of your investment.

We rely on a few key customers, and the loss of any one key customer would substantially reduce our revenues.

Our business is concentrated on certain significant customers. Sales to three customers accounted for 21.6%, 10.9% and 11.2%, respectively, of our net sales during fiscal 2006. One customer accounted for 53.1% of our net sales in fiscal 2005. While we believe our relationships with our major customers are good, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. Because of competitive changes and the fact that the types of garments we sell are available from a number of other suppliers, there is the possibility that any customer could alter the amount of business it does with us. A significant decrease in business from, or loss of, any of our major customers could harm our financial condition by causing a significant decline in revenues.

We must successfully gauge fashion trends and changing consumer preferences to succeed.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

The apparel industry has relatively long lead times for the design and production of products. Consequently, we must in some cases commit to production in advance of orders based on forecasts of customer and consumer demand. If we fail to forecast demand accurately, we may under-produce or overproduce a product and encounter difficulty in filling customer orders or in liquidating excess inventory. Additionally, if we over-produce a product based on an aggressive forecast of demand, retailers may not be able to sell the product and cancel future orders or require retrospective price adjustments. These outcomes could have a material adverse effect on sales and brand image and seriously affect sales and profitability.

Intense competition in the apparel industry could reduce our sales and profitability.

As an apparel company, we face competition on many fronts including the following:

  establishing and maintaining favorable brand recognition;
  developing products that appeal to consumers;
  pricing products appropriately; and
  obtaining access to and sufficient floor space in retail outlets.

Competition in the apparel industry is intense and is dominated by a number of very large brands, many of which have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than we do. The competitive responses encountered from these larger, more established apparel companies may be more aggressive and comprehensive than anticipated and we may not be able to compete effectively. The aggressive and competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect sales and profitability.

Consolidation and change in the retail industry may eliminate existing or potential customers.

A number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of our customers, have experienced financial problems that have increased the risk of extending credit to those retailers. Financial problems with respect to any of our customers could cause us to reduce or discontinue business with those customers or require us to assume more credit risk relating to those customers' receivables, either of which could have a material adverse effect on our business, results of operations and financial condition.

There has been and continues to be merger, acquisition and consolidation activity in the retail industry. Future consolidation could reduce the number of our customers and potential customers. A smaller market for our products could have a material adverse impact on our business and results of operations. In addition, it is possible that the larger customers, which result from mergers or consolidations, could decide to perform many of the services that we currently provide. If that were to occur, it could cause our business to suffer.

With increased consolidation in the retail industry, we are increasingly dependent upon key retailers whose bargaining strength and share of our business is growing. Accordingly, we face greater pressure from these customers to provide more favorable trade terms. We could be negatively affected by changes in the policies or negotiating positions of our customers. Our inability to develop satisfactory programs and systems to satisfy these customers could adversely affect operating results in any reporting period.

We depend on our key personnel.

Our success depends to a large extent upon the continued services of our officers and managers. The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used in our manufactured apparel could have a material adverse effect on cost of sales or our ability to meet customer demands. The prices for fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns and changes in oil prices. We may not be able to pass higher raw materials prices and related transportation costs on to our customers.

The extent of our foreign sourcing and manufacturing may adversely affect our business.

Substantially all of our products are manufactured outside the United States. As a result of the magnitude of our foreign sourcing and manufacturing, our business is subject to the following risks:

  uncertainty caused by the elimination of import quotas in China. Such quotas have been replaced by safeguard provisions that continue to provide limits on importation of apparel on China. The operation and effects of these safeguard provisions are uncertain and could result in delays in imports and supplies. As a result, we will have to monitor and manage our sourcing of products and develop alternative sourcing plans, if necessary, to alleviate the impact of any anticipated impact of safeguard provisions;

  political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;
  imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;
  imposition of duties, taxes and other charges on imports;
  significant fluctuation of the value of the dollar against foreign currencies;
  restrictions on the transfer of funds to or from foreign countries;
  political instability, military conflict, or terrorism involving the United States, or any of the many countries where our products are manufactured, which could cause a delay in transportation, or an increase in transportation costs of raw materials or finished product;
  disease epidemics and health related concerns, such as SARS or the mad cow or bird flu disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;
  reduced manufacturing flexibility because of geographic distance between us and our foreign manufacturers, increasing the risk that we may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and
  violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

Our success depends in part on the value of the licensed brands.

Many of our products are produced under license agreements with third parties. Similarly, we license some of our brand names to other companies. Our success depends on the value of the brands and trademarks that we license and sell. Brands that we license from third parties are integral to our business as is the implementation of our strategies for growing and expanding these brands and trademarks. We market some of our products under the names and brands of recognized designers. Our sales of these products could decline if any of those designer's images or reputations were to be negatively impacted. Additionally, we rely on continued good relationships with both licensees and licensors, of certain trademarks and brand names. Adverse actions by any of these third parties could damage the brand equity associated with these trademarks and brands, which could have a material adverse effect on our business, results of operations and financial condition.

Our competitive position could suffer, if our intellectual property rights are not protected.

We believe that our trademarks and designs are of great value. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property. We are susceptible to others imitating our products and infringing our intellectual property rights. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, our trademarks and other intellectual property rights or in similar marks or marks that we license and/or market or that we will be able to successfully resolve these conflicts to our satisfaction. We may need to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of resources. At the time of any such infringement, we may not have adequate financial resources to prosecute or defend a lengthy trademark or copyright case.

Our reliance on independent manufacturers could cause delays and damage customer relationships.

We rely on independent manufacturers to assemble or produce a substantial portion of our products. We are dependent on the ability of these independent manufacturers to adequately finance the production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to produce finished goods and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We generally do not have long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide us with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of our products from independent manufacturers or, in the event of a disruption, that we would be able to substitute suitable alternative manufacturers in a timely manner, if at all. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on our business, results of operations and financial condition.

We do not control our independent manufacturers or their labor and other business practices. If any of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenues and, consequently, our results of operations.

Any losses resulting from settlements or adverse judgments arising out of litigation claims could materially and adversely affect our consolidated financial position and results of operations.

We have been, and in the future may be, a party to claims and litigation proceedings. Such matters include litigation arising in the ordinary course of business. Such matters are subject to many uncertainties and we cannot predict with assurances the outcomes and ultimate financial impacts of them. There can be no guarantees that actions that have been or may be brought against us in the future will be resolved in our favor or that insurance carried by us will be available or paid to cover any litigation exposure.

The apparel business is subject to seasonal volatility and our operating results may fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

Our operating results may fluctuate substantially from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this "Risk Factors" section:

  changes in our pricing policies or those of our competitors;
  our current reliance on large-volume orders from only a few customers;
  the receipt and shipment of large orders or reductions in these orders;
  variability between customer and product mix;
  delays or failures to fulfill orders for our products on a timely basis;
  the availability and cost of raw materials and components for our products; and
  operational disruptions, such as transportation delays or failures of our order processing system.

As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

Our chief executive officer beneficially owns approximately 23% of our outstanding common stock, and will be able to exert substantial influence over us and our major corporate decisions.

As of November 1, 2007, our chief executive officer, Steven P. Wyandt, beneficially owns approximately 23% of our outstanding common stock. As a result of his ownership interest, Mr. Wyandt will have substantial influence over who is elected to our board of directors each year as well as whether we enter into any significant corporate transaction that require stockholder approval.

If we need additional financing in the future and are required to issue securities which are priced at less than the conversion price of our convertible debentures or the exercise price of warrants sold in our June 2007 Private Placement, it will result in additional dilution.

In our June 2007 Private Placement, in the aggregate, we issued a total of $3.15 million principal amount of debentures (convertible into 764,563 shares of common stock based on the current conversion price) and warrants to purchase 577,500 shares of our common stock. Both the debentures and warrants contain provisions that will require us to reduce the conversion price of the debentures (currently $4.12 per share) and the exercise price of the warrants (currently $4.12 per share) if we issue any securities while such debentures and warrants are outstanding with a purchase price, conversion price or exercise price that is less than the conversion price of the debentures or the exercise price of the warrants issued in our June 2007 Private Placement. If this were to occur, current investors, other than the investors in our June 2007 Private Placement, would sustain dilution in their ownership interest.

Our former auditors have only tail professional liability insurance to allow it to meet any responsibility to discharge its liabilities, if any, with respect to its audits of our financial statements for our fiscal years ended August 31, 2006 and 2005.

In May 2007, J.H. Cohn LLP acquired Berenson LLP in a transaction that was structured as an asset sale. As such, J.H.Cohn LLP did not succeed to the liabilities of Berenson LLP. Berenson LLP continues to exist with ongoing responsibility to discharge its liabilities for work performed prior to May 3, 2007. Berenson LLP has purchased tail professional liability insurance to allow it to meet any such ongoing responsibilities.

Berenson LLP was our independent registered public accounting firm during our fiscal years ended August 31, 2006 and 2005. If we have any claim against Berenson LLP with respect to its audits of our financial statements for our fiscal years ended August 31, 2006 and 2005, our ability to seek redress may be limited to the tail professional liability insurance that Berenson LLP purchased to meet its ongoing responsibilities. There can be no assurances that such insurance will be enough to cover our claims, if any.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares of our common stock being offered by this prospectus. We will not receive any of the proceeds from sales by the selling stockholder of the shares of common stock being offered by this prospectus.

SELLING STOCKHOLDERS

This prospectus relates to the offerings by the selling stockholder named in this prospectus of an aggregate of up to 600,000 shares of our common stock issued to the selling stockholder in a private placement transaction, which is described below.

The following table sets forth the following important information with respect to the selling stockholder, as of November 1, 2007: (i) the name of the selling stockholder; (ii) the number of shares of our common stock beneficially owned by the selling stockholder prior to this offering; (iii) the number of shares of common stock being offered through this prospectus; and (iv) the number and percentage of our outstanding shares of common stock to be beneficially owned by the selling stockholder after the sale of common stock being offered though this prospectus, assuming all shares of offered hereby are sold. The selling stockholder does not have to sell any of the shares of common stock being offered though this prospectus.

		Number of	Shares Beneficially Owned
	Number of Shares	Shares Offered	After the Offering
	Beneficially Owned	by this
Selling Stockholder	Prior to the Offering	Prospectus	Number	Percentage
Haresh T. Tharani (1)	892,260	600,000	292,260	5.16%
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(1)   The shares are registered in the name of Taresha, LLC. Mr. Tharani is the sole equity owner of Taresha, LLC, and, accordingly, is the beneficial owner of such shares.

As of November 1, 2007, we had 5,659,644 shares of common stock outstanding, and the shares covered by this prospectus constitute approximately 10.6% of our outstanding common stock as of that date. All of these shares may be offered under this prospectus.

Under the terms of the Asset Purchase and Sale Agreement entered into between us and Taresha, LLC, dated July 1, 2006, we acquired substantially all of the assets related to Taresha's Home Décor line of business in exchange for 600,000 shares of our common stock. Mr. Tharani is the sole equity owner of Taresha. When we acquired the Home Décor business from Taresha, Mr. Tharani was the beneficial owner of 371,000 shares of our outstanding common stock, which represented 9.4% of our outstanding shares at such time. Mr. Tharani previously acquired 300,000 shares of our common stock in connection with the sale of his ownership interest in Designer Intimates, Inc. to us, which closed on October 24, 2005. Since the date of our acquisition of the Home Décor business from Taresha, Mr. Tharani has sold 78,740 shares of common stock resulting in his current ownership of 892,260 shares. Mr. Tharani was not, at the time of either the Taresha or Designer Intimates transaction, one of our officers or directors, and there are no arrangements or agreements in place for Mr. Tharani to become one of our officers or directors. In addition, none of our directors or executive officers had or has any interest, direct or indirect, by security holdings or otherwise, in Taresha.

We entered into a lock up agreement with Taresha that restricted the transfer, voting and dividend rights of the 600,000 shares issued to Taresha under the terms of the Asset Purchase and Sale Agreement until such time, if ever, that we receive shareholder approval for the issuance of such shares. We received the requisite approval as of February 27, 2007, and the lock up agreement expired at such time, along with the restrictions on Taresha’s ability to transfer, vote and receive dividends with respect to the 600,000 shares issued to it.

Pledgees, donees or transferees of or other successors in interest to the selling stockholder, if any, will be identified in a supplement to this prospectus. If the number of shares of common stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the registration statement of which this prospectus is a part.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

PLAN OF DISTRIBUTION

We are registering 600,000 shares on behalf of the selling stockholder. We issued all of the shares to the selling stockholder in a private placement transaction. The selling stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq Capital Market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers, or not. The shares may be sold by one or more of, or a combination of, the following:

  a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;
  an exchange distribution in accordance with the rules of the respective exchange;
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
  in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

At the time of a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the names or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker dealers.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the shares offered under this prospectus has been passed upon for the Company by Duane Morris LLP, San Diego, California. Attorneys of Duane Morris do not have a substantial interest in the Company as of the date of this prospectus.

EXPERTS

Our consolidated financial statements as of August 31, 2006 and 2005 have been incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended August 31, 2006. The financial statements for the fiscal years ended August 31, 2006 and August 31, 2005 have been incorporated into this prospectus by reference in reliance on the report of Berenson LLP, independent registered public accounting firm, upon authority of that firm as an expert in accounting and auditing.

Our consolidated financial statements as of August 31, 2004 have been incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended August 31, 2006. The financial statements for the fiscal year ended August 31, 2004 have been incorporated into this prospectus by reference in reliance on the report of Moss Adams LLP, independent registered public accounting firm, upon authority of that firm as an expert in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the "SEC." The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

(1)	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, filed with the SEC on December 14, 2006, as amended by our Form 10-K/A filed with the SEC on each of January 31, 2007, October 26, 2007 and December 5, 2007.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2006, filed with the SEC on July 21, 2006, as amended by our Form 10-Q/A filed with the SEC on December 20, 2006, as amended by our Form 10-Q/A filed with the SEC on January 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended November 30, 2006, filed with the SEC on January 22, 2007, as amended by our Form 10-Q/A filed with the SEC on January 31, 2007, as amended by our Form 10-Q/A filed with the SEC on October 26, 2007, our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007, filed with the SEC on April 12, 2007, as amended by our Form 10-Q/A filed with the SEC on October 26, 2007, our Quarterly Report on Form 10-Q for the quarter ended May 31, 2007 filed with the SEC on July 23, 2007, as amended by our Form 10-Q/A filed with the SEC on July 24, 2007, as amended by our Form 10-Q/A filed with the SEC on October 26, 2007

(3)	Our Current Reports on Form 8-K, and amendments, filed with the SEC on each of September 14, 2006, September 25, 2006, October 30, 2006, December 19, 2006, January 24, 2007, February 28, 2007, April 12, 2007, April 25, 2007, May 2, 2007, May 9, 2007, June 21, 2007, June 22, 2007, July 24, 2007 and November 6, 2007, other than any information furnished pursuant to Item 2.02 or Item 7.01

(4)	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on August 1, 2007.

(5)	The description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on September 6, 1985 (No. 000-13851), as amended.

(6)	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part.

Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:

Nitches, Inc.
10280 Camino Santa Fe
San Diego, CA 92121
(858) 625-2633

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC's website at http://www.sec.gov.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

 The Resale of
600,000 Shares
of Common Stock

NITCHES INC.

PROSPECTUS

Subject to Completion, ________ __, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered in this registration statement are set forth in the following table. The selling stockholder will bear none of the following expenses. All of the amounts (except the SEC registration fee) are estimated.

SEC registration fee	$100
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
Total	$25,100

Item 15. Indemnification of Directors and Officers.

Sections 204(a) and 317 of the California General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

Article V of our Articles of Incorporation, as amended ("Articles"), eliminates the liability of our directors for monetary damages to the fullest extent permissible under California law. Additionally, Article VI of our Articles provides for indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code.

Article VI of our Bylaws ("Bylaws"), subject to certain limitations, provides that the liability of our directors shall be eliminated to the fullest extent permissible under California law. Article VII of our Bylaws also provides that we are authorized to provide, to the fullest extent permissible under California law, indemnification of agents (as defined in applicable Sections of the California Corporations Code) in excess of the indemnification otherwise permitted by applicable sections of the California Corporations Code.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Articles and Bylaws. These indemnification agreements provide for indemnification to the fullest extent permitted by law, and set forth specific procedures to be followed when indemnification is sought.

We currently maintain directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Asset Sale and Purchase Agreement dated as of July 1, 2006, between Nitches, Inc., a California corporation, and Taresha, LLC, a New Jersey limited liability corporation (1)
5.1	Opinion of Counsel of Duane Morris LLP (2)
23.1*	Consent of Independent Registered Public Accounting Firm, Berenson LLP
23.2*	Consent of Independent Registered Public Accounting Firm, Moss Adams LLP
23.3	Consent of Duane Morris LLP (2)
24.1	Power of Attorney (2)
____________________

(1)	Incorporated by reference to Exhibit A to the registrant's Preliminary Proxy Statement on Schedule 14A filed on January 5, 2007.
(2)	Incorporated by reference to the registrant's registration statement on Form S-3 filed on March 29, 2007.
*	Filed as an exhibit hereto

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for the purposes of determining liability under the Securities Act to any purchaser:

           (i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 6, 2007.

NITCHES, INC.

By:	/s/ Steven P. Wyandt
Steven P. Wyandt, Chairman of the
Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven P. Wyandt	Chairman of the Board, Chief Executive	December 6, 2007
Steven P. Wyandt	Officer, Chief Financial Officer and Director
(Principal Executive Officer, Principal
Financial Officer, and Principal Accounting
Officer)

/s/ Paul M. Wyandt*	President, Chief Operating Officer and	December 6, 2007
Paul M. Wyandt	Director

______________	Director
Eugene B. Price II

/s/ Michael Sholtis*	Director	December 6, 2007
Michael Sholtis

______________	Director
T. Jefferson Straub

*By: /s/ Steven P. Wyandt
Steven P. Wyandt, as attorney-in-fact
pursuant to power of attorney